Volato Reports First Quarter 2024 Results

Announces $14.5 Million in New Financing

Grew Flight Hours 39% and Blended Yield 8% Year-over-Year

Expect Delivery of 10-12 New Aircraft in FY 2024

Atlanta, GA – May 15, 2024 – Volato Group, Inc. (NYSE American: SOAR) (“Volato” or the “Company”), a leading private aviation company and the largest HondaJet operator in the United States, today announced results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights

•Total revenue was $13.2 million
oAircraft usage revenue was $11.5 million
oManaged services revenue was $1.7 million
•Net loss was $17.4 million, including the impact of a $0.2 million non-cash charge
•Adjusted EBITDA1 was a loss of $13.1 million

[1] Adjusted EBITDA is a non-GAAP measure. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Financial and Operational Highlights

•Grew flight hours 39% and blended yield 8% year-over-year in the first quarter of 2024
•Achieved demand mix of 50% owner and 50% program & ad hoc in the first quarter, reflecting strong demand and contributing to blended yield
•Announced first cash-positive month for Vaunt in March 2024, Volato’s subscription platform for connecting travelers to empty leg private flights
•Subsequent to quarter end, signed a term sheet for $14.5 million in financing including $13.0 million to unlock deposits made by the Company for Gulfstream G280 orders and a $1.5 million equity commitment
•Company is evaluating additional sources of liquidity to support working capital and growth ahead of expected aircraft deliveries in 2024
•Implemented cost-saving measures to reduce SG&A spend by approximately $3 million per quarter, further strengthen its financial position and align resources for the next phase of company growth

Company Commentary

Matt Liotta, Co-Founder and Chief Executive Officer of Volato, commented, “While OEM aircraft delivery delays put pressure on our revenue in the first quarter, we achieved strong year-over-year growth across our key metrics as we executed on our strategy to drive more favorable demand mix and higher yield per flight hour. We had a strong April for blended yield, and we expect to deliver year-over-year growth again in Q2. Secular trends in private aviation, along with Volato’s unparalleled flying experience and value proposition for owners, provide us with good forward visibility into demand for both fractional sales and jet card program as well as ad hoc. Given the well-known OEM supply chain challenges which have pushed back delivery dates, we continue to expect the delivery of 8 to 10 HondaJets but now expect delivery of two Gulfstream G280s in 2024. These deliveries, including 2-3 HondaJets which we are scheduled to receive in the second quarter, will provide us with an immediate cash benefit as we execute on our backlog of fractional sales.”

Mark Heinen, Chief Financial Officer, commented, “Following another quarter of strong operating results, we took steps to strengthen our balance sheet with a modestly sized financing to provide us with additional liquidity for working capital and to accelerate our fleet growth as we await the delivery of our HondaJets and Gulfstream G280s this year. Our aircraft deliveries in 2024 will provide additional cash as well as more capacity to grow our network and better leverage our cost base. With an expected revenue of over $120 million this year from fractional sales alone, continued revenue growth from aircraft usage and our cost-savings measures, we expect that we can achieve positive gross margin and EBITDA in the fourth quarter of 2024.”

Key Metrics
(financial metrics in thousands, except KPIs)

	Three Months Ended
	March 31, 2024	March 31, 2023	Change YoY
Financial Metrics:
Revenue:
Aircraft sales	-	5,710	(100)%
Aircraft Usage	11,516	6,704	72%
Managed aircraft	1,695	3,271	(48)%
Total Revenue	13,211	15,685	(16)%
Net Loss	(17,390)	(7,515)	131%
Adjusted EBITDA	(13,095)	(6,683)	96%

Key Performance Indicators (KPIs):
Total Flight Hours	2,926	2,103	+39%
Empty Percentage	35.1%	41.2%	-6.1 pp
Demand Mix
Owner	50%	55%	-5 pp
Non-Owner	50%	45%	+5 pp
Blended Yield	$5,313	$4,927	+8%
Floating Fleet	26	15	+11
Light Jet Market Share	2.5%	1.7%	+0.8 pp
Net Promoter Score	82	86	-4

First Quarter 2024 Financial Summary

Total revenue for the first quarter decreased 16% primarily due to no aircraft deliveries in Q1 2024, offset by 72% year-over-year growth in aircraft usage. Aircraft usage revenue for the fourth quarter increased primarily due to growth in our floating fleet and improvements in our blended yield.

Net Loss for the first quarter increased 131% and Adjusted EBITDA loss for the first quarter increased to $13.1 million primarily due to the costs associated with being a public company and an increase in marketing spend to support 2024 fractional sales.

The growth in our floating fleet contributed to an increase in first quarter 2024 flight hours of 39% over the prior year.

Demand mix continues to improve with 50% of flight hours represented by higher yielding non-owner flights, increasing the first quarter 2024 blended yield to $5,313, 8% higher than the prior year.

Balance Sheet and Liquidity

The Company ended the first quarter 2024 with $6.4 million of cash, and cash equivalents. Subsequent to quarter end, the Company signed a term sheet for $14.5 million in financing, including a $13.0 million financing to unlock deposits made by the Company for its Gulfstream G280 orders and a $1.5 million equity commitment.

The company implemented cost-saving measures to reduce SG&A expenses by approximately $3 million per quarter. On a pro forma basis, assuming these cost-saving measures were implemented on January 1, 2024, SG&A for the first quarter would have been $8.9 million.

With the anticipated closing of the financing, forecasted aircraft sales, and the cost-saving measures, the Company believes that it will have sufficient cash to achieve profitability.

Conference Call

Volato will host a conference call to discuss its First Quarter 2024 results at 8:00 AM ET on Wednesday, May 15, 2024.

Interested parties can access the conference call by dialing (866) 605-1830 for toll free access or +1 (215) 268-9881. The live call will also be available via webcast on Volato’s Investor Relations website: https://ir.flyvolato.com/.

A replay of the call will be available until August 14, 2024, and can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using the Access ID: 13746297.

About Volato

Volato (NYSE American: SOAR) is a leader in private aviation, redefining air travel through modern, efficient, and customer-designed solutions. Volato provides a fresh approach to fractional ownership, aircraft management, jet card, deposit and charter programs, all powered by advanced, proprietary mission control technology. Volato's fractional programs uniquely offer flexible hours and a revenue share for owners across the world’s largest fleet of HondaJets, which are optimized for missions of up to four passengers. For more information visit www.flyvolato.com.

All Volato Part 135 charter flights are operated by its DOT/FAA-authorized air carrier subsidiary (G C Aviation, Inc. d/b/a Volato) or by an approved vendor air carrier.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the challenges associated with executing our growth strategy, including expected deliveries of aircraft and related sales, and developing, marketing and consistently delivering high-quality services that meet customer expectations. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Volato disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Volato’s control, that are described in Volato’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023, and other factors that Volato may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Media:
media@flyvolato.com

For Investors:
investors@flyvolato.com

VOLATO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)

	March 31, 2024 (unaudited)	December 31, 2023
ASSETS
Current assets:
Cash	$ 6,442	$ 14,486
Restricted cash	1,845	—
Accounts receivable, net	2,446	2,990
Deposits	25,200	25,125
Prepaid expenses and other current assets	3,624	3,897
Total current assets	39,557	46,498

Property and equipment, net	837	846
Operating lease, right-of-use assets	1,198	1,278
Equity-method investment	158	154
Deposits	21,656	15,691
Forward purchase agreement	2,755	2,982
Restricted cash	—	2,237
Intangibles, net	1,376	1,391
Goodwill	635	635
Total assets	$ 68,172	$ 71,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$ 10,898	$ 8,588
Loan from related party	1,000	1,000
Operating lease liability	338	326
Merger transaction costs payable in shares	—	4,250
Credit facility and other loans	20,007	20,616
Customer deposits and deferred revenue	19,029	12,857
Total current liabilities	51,272	47,637

Deferred income tax liability	305	305
Operating lease liability, non-current	875	965
Credit facility, non-current	14,026	8,054
Total liabilities	$ 66,478	$ 56,961
COMMITMENTS AND CONTINGENCIES

Shareholders’ equity:
Common Stock Class A, $0.0001 par value; 80,000,000 authorized; 29,251,629 and 28,043,449 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	3	3
Additional paid-in capital	82,743	78,410
Accumulated deficit	(81,052)	(63,662)
Total shareholders’ equity	1,694	14,751
Total liabilities and shareholders’ equity	$ 68,172	$ 71,712

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended March 31,
	2024	2023
Revenue	$ 13,211	$ 15,665

Costs and expenses:
Cost of revenue	17,492	17,363
Selling, general and administrative	11,742	6,215
Total costs and expenses	29,234	23,578

Loss from operations	(16,023)	(7,913)

Other income (expenses):
Gain from sale of consolidated entity	—	387
Gain from sale of equity-method investment	—	863
Other income	4	42
Loss from change in fair value forward purchase agreement	(227)	—
Interest expense, net	(1,138)	(894)
Other expenses	(1,361)	398

Loss before provision for income taxes	(17,384)	(7,515)
Provision for incomes taxes	6	—
Net Loss	$ (17,390)	$ (7,515)

Basic and diluted net loss per share	$ (0.60)	$ (0.67)

Weighted average common share outstanding:
Basic and diluted	29,116,201	11,268,877

Adjusted EBITDA
We calculate Adjusted EBITDA as net loss adjusted for (i) interest expense, net, (ii) provision for income taxes (benefit) (iii) depreciation and amortization, (iv) equity-based compensation expense, (v) acquisition, integration, and capital raise related expenses, and (vi) other items not indicative of our ongoing operating performance. We include Adjusted EBITDA as a supplemental measure for assessing operating performance.
The following tables reconcile Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):

	Three Months Ended March 31,
Adjusted EBITDA	2024	2023
Net loss	$ (17,390)	$ (7,512)
Interest expense, net	1,138	894
Provision for income tax expense	6	—
Loss from change in fair value of forward purchase agreement	227	—
Depreciation and amortization	80	45
Equity-based compensation expense	83	8
Gain from sale of consolidated entity	—	(387)
Gain from sale of equity-method investment	—	(863)
Other income	(4)	(42)
Other items not indicative of our ongoing operating performance(1)	2,765	1,174
Adjusted EBITDA	$ (13,095)	$ (6,683)

(1)Represents cost incurred related to the cost savings initiative and business realignment.